UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2020

Twilio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37806	26-2574840
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Spear Street, First Floor

San Francisco, California 94105

(Address of Principal Executive Offices) (Zip Code)

(415) 390-2337

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	TWLO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On November 2, 2020, Twilio Inc. (“Twilio”) completed its previously announced acquisition of Segment.io, Inc., a Delaware corporation (the “Company”), pursuant to the terms of an Agreement and Plan of Reorganization, dated as of October 12, 2020 (the “Merger Agreement”), with the Company, Scorpio Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Twilio (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of certain Company securityholders.

The acquisition was accomplished by the merger of Merger Sub with and into the Company (the “Merger”), and upon consummation of the Merger, Merger Sub ceased to exist and the Company became a wholly owned subsidiary of Twilio.

Upon consummation of the transactions contemplated by the Merger Agreement (the “Closing”), all outstanding shares of Company capital stock, restricted stock units representing the right to receive shares of Company capital stock, options to purchase shares of Company capital stock and warrants to purchase shares of Company capital stock, in each case other than as set forth in the following proviso, were cancelled in exchange for the right to receive an aggregate of 9,522,489 shares of Class A Common Stock of Twilio, par value $0.001 per share (“Twilio Class A Common Stock”) (the “Stock Consideration”); provided, that (a) shares of Company capital stock held by unaccredited stockholders, vested restricted stock units representing the right to receive shares of Company capital stock, and certain vested options to purchase shares of Company capital stock were cancelled in exchange for the right to receive an aggregate amount in cash equal to approximately $335,258,445 in lieu of shares of Twilio Class A Common Stock, (b) certain vested and unvested options to purchase shares of Company capital stock and unvested restricted stock units representing the right to receive shares of Company capital stock, in each case, held by employees of the Company who became, upon Closing, employees of Twilio or any of its subsidiaries have been assumed by Twilio and became vested and unvested options, as applicable, to purchase 1,030,638 shares of Twilio Class A Common Stock and unvested restricted stocks units representing the right to receive 158,748 shares of Twilio Class A Common Stock, as the case may be, and (c) all other outstanding unvested options to purchase shares of Company capital stock and all other outstanding unvested restricted stock units representing the right to receive shares of Company capital stock were cancelled for no consideration. A portion of the aggregate consideration payable to certain of the Company securityholders is being held in escrow (a) to secure certain indemnification obligations of such Company securityholders and (b) in connection with certain post-closing purchase price adjustment mechanisms. In addition, Twilio has established a retention pool in an aggregate amount of approximately $40,000,000 in the form of restricted stock units covering shares of Twilio Class A Common Stock that will be granted to certain Company employees in accordance with the terms of the Merger Agreement.

Twilio issued the Stock Consideration described herein in reliance upon the exemptions from registration afforded by Section 4(a)(2) and Rule 506 promulgated under the Securities Act of 1933, as amended.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed as an exhibit on the earlier to be filed of (i) Twilio’s Annual Report on Form 10-K for the year ending December 31, 2020 and (ii) the Resale Registration Statement on Form S-3 covering the resale of the Stock Consideration.

On November 2, 2020, Twilio issued a press release announcing the Closing. The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated November 2, 2020

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 1.01)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWILIO INC.

Dated: November 2, 2020	By:	/s/ Khozema Shipchandler
Khozema Shipchandler
Chief Financial Officer